EXHIBIT 4.1

SOLUTIA INC.,
as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

8¾% SENIOR NOTES DUE 2017

SUPPLEMENTAL INDENTURE DATED AS OF

June 30, 2010

TO FIRST SUPPLEMENTAL INDENTURE DATED AS OF

October 15, 2009

This SUPPLEMENTAL INDENTURE, dated as of June 30, 2010 (this “Supplemental Indenture”), is by and among Solutia Inc., a Delaware corporation (such corporation and any successor as defined in the Base Indenture, the “Issuer”), the Guarantors party hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WHEREAS, the Issuer has previously executed and delivered an indenture, dated as of October 15, 2009 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Issuer’s senior debt securities;

WHEREAS, the Issuer has previously executed and delivered a first supplemental indenture to the Base Indenture, dated as of October 15, 2009 (the “First Supplemental Indenture”), with the Trustee providing for the issuance of 8¾% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.01 of the First Supplemental Indenture provides that the Issuer and the Trustee may enter into an indenture supplemental to the First Supplemental Indenture to provide for the assumption by a successor person of the obligations of any Guarantor in accordance with Section 5.01(b) thereto;

WHEREAS, Solutia Business Enterprises, Inc., a Guarantor, has merged (the “Merger”) with and into the Issuer, with the Issuer being the surviving Person;

WHEREAS, Section 5.01(b) of the First Supplemental Indenture requires that when a Guarantor merges into another Person, the surviving Person shall expressly assume all the obligations of such Guarantor, if any, under its Guarantee and this Indenture;

WHEREAS, the Base Indenture and the First Supplemental Indenture are incorporated herein by reference and the Base Indenture and the First Supplemental Indenture, as supplemented by this Supplemental Indenture, are herein called this “Indenture,” as that term is defined in the Base Indenture; and

WHEREAS, all acts and conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That the parties hereto hereby agree as follows:

Section 1                      Defined Terms; Rules of Interpretation.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.  The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

Section 2                      Assumption of Obligations. The Issuer hereby expressly assumes all the obligations of Solutia Business Enterprises, Inc. under its Guarantee and the Notes.

Section 3                      Ratification of Indenture: Supplemental Indentures Part of Indenture.  Except as expressly amended or supplemented hereby, the Base Indenture (as modified by the First Supplemental Indenture) is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Base Indenture (as modified by the First Supplemental Indenture) for all purposes with respect to the Notes, and every Holder of any Notes heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby.  Except only insofar as the Base Indenture (as modified by the First Supplemental Indenture) may be inconsistent with the express provisions of this Supplemental Indenture, in which case the terms of this Supplemental Indenture shall govern and supersede those contained in the Base Indenture (as modified by the First Supplemental Indenture), this Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Base Indenture, the First Supplemental Indenture and this Supplemental Indenture were contained in one instrument.

Section 4                      Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 5                      Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 6                      Concerning the Trustee.  In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections, and immunities which the Trustee possesses under the Base Indenture (as modified by the First Supplemental Indenture).  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

ISSUER:

Solutia Inc.

By:	/s/ Timothy J. Spihlman

Name: Timothy J. Spihlman

Title: Vice President, Corporate Controller

TRUSTEE:

The Bank of New York Mellon Trust Company, N.A.

By:	/s/Mary Callahan

Name: Mary Callahan

Title: Vice President

Signature Page to Supplemental Indenture